Exhibit 10.11

                       InteliData Technologies Corporation
                       Director Compensation Arrangements


     1.   Retainer
          a. Each non-employee director receives a $12,000 annual retainer, paid quarterly in arrears.

     2.   Meeting fees
          a. Each non-employee director is paid $500 for each full Board meeting he or she attends in person.
          b. Each non-employee director is paid for out-of-pocket expenses related to attending Board meetings.

     3.   Stock options
          a. Non-employee directors receive an annual grant of 6,000 options at each annual stockholders' meeting. These options vest ratably over the succeeding twelve-month period.

     4.   Meeting expenses
          a. InteliData reimburses directors for their expenses incurred in attending Board of Directors meetings.